James D. Cullen, P. A.
                         Legal Professional Association


                                                                Business Law

 James D. Cullen, Jr.     2150 Goodlette Road, Suite 200
 Admitted in Florida           Naples, Florida 33940            Corporations
   and Missouri
                              Telephone: 94l-434-8405           Securities
                              Facsimile: 941-643-6670
                          Email: JCullen(a)coconet.com

                                 15 May 1996

Dennis B. Schroeder
LottoWorld, Inc.
9150 Goodlette Road
Suite 900
Naples, Florida 33940

          Re: LottoWorld, Inc. ("LWI") Form S-8 Registration Statement

 Dear Mr. Schroeder:

          As counsel for LWI I have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion and to be filed bv LWI with the Securities and Exchange Commission with respect to offers and sales by LWI of up to $1,000,000 worth of the $.001 par value LWI common stock under the LottoWorld, Inc. Stock Option Plan (the "Plan"). As General Counsel, I have examined such documents, corporate records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

          Based on the foregoing, I am of the opinion that any shares of LWI common stock issued pursuant to the terms and conditions of the Plan will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ James D. Cullen
                                       --------------------------
                                       James D. Cullen, Esq.